Exhibit 99.1

Evofem Signs Phexxi® License Agreement

for Middle East with Pharma 1

— Pharma 1 anticipates filing UAE regulatory submission for Phexxi as a hormone-free contraceptive in Q3 2024 —

— UAE contraceptive drug market is projected to reach $185.1 million by 2030 —

SAN DIEGO, CA, July 23, 2024 — Women’s health innovator Evofem Biosciences, Inc. (OTCQB: EVFM) and private Emirati health care company Pharma 1 Drug Store LLC have signed a License and Supply Agreement for the Middle East rights to Phexxi® (lactic acid, citric acid, potassium bitartrate), Evofem’s FDA-approved hormone-free contraceptive.

Under the terms of the agreement, Pharma 1 will have the exclusive commercialization rights for Phexxi in the Middle East, including the United Arab Emirates (UAE), Kuwait, Saudi Arabia, Qatar and certain other countries in the region. Pharma 1 will be responsible for obtaining and maintaining any regulatory approvals required to market and sell Phexxi, and will handle all aspects of distribution, sales and marketing, pharmacovigilance and all other commercial functions in these countries.

“This agreement for Phexxi reflects our unwavering commitment to improve women’s health in the member states of the Gulf Cooperation Council (GCC),” said Abdulwahab Atfah, CEO of Pharma 1 Drug Store. “We expect to file for regulatory approval of Phexxi in the UAE in the very near future and look forward to launching this important product immediately following approval. Market research indicates a growing demand for hormone-free, on demand contraception in UAE and the surrounding region. We expect Phexxi will be extremely well received among OB/GYNs and the women they serve.”

“The Phexxi licensing agreement for the Middle East is an important milestone as we continue to execute Evofem’s strategy to expand and diversify our revenue stream. We are delighted to partner with Pharma 1, which is uniquely positioned to launch the product and provide women in the UAE and surrounding region with access to hormone-free, non-systemic birth control that they control and use on-demand, only when needed,” said Evofem CEO Saundra Pelletier.

Since its inception in 2019, Pharma 1 has continued to successfully execute its mission of offering practical solutions to fulfill health care needs based on scientific studies and accurate surveys. The company’s success reflects its substantial expertise, scientific approach, and agility to adapt to the very dynamic and growing market in the GCC.

Phexxi is the first and only locally-acting contraceptive gel approved by the FDA. It is applied zero-to-60 minutes before intercourse using a pre-filled applicator and works, without hormones, by maintaining the normal vaginal microbiome with a pH that is naturally inhospitable to sperm as well as certain viral and bacterial pathogens.

About Evofem Biosciences

Evofem Biosciences, Inc., is commercializing innovative products to address unmet needs in women’s sexual and reproductive health. The Company’s first FDA-approved product, Phexxi® (lactic acid, citric acid and potassium bitartrate), is a hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex.

In July 2024 Evofem broadened its commercial offering with the acquisition of SOLOSEC® (secnidazole) 2g oral granules, an FDA-approved oral antibiotic for the treatment of two sexual health diseases: trichomoniasis, a common sexually transmitted infection (STI), in people 12 years of age and older and bacterial vaginosis (BV), a common vaginal infection, in females 12 years of age and older. SOLOSEC provides a complete course of therapy in just one dose.

In December 2023, Evofem entered into a Merger Agreement with Aditxt, Inc. (Nasdaq: ADTX) under which Aditxt intends to acquire Evofem. The parties amended and restated the Merger Agreement, as amended, in its entirety on July 2024. The companies are targeting a September 30, 2024, closing.

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Phexxi® and SOLOSEC® are registered trademarks of Evofem Biosciences, Inc.

About Pharma 1

Pharma 1 Drug Store is an Emirati company dedicated to providing practical solutions, backed by scientific studies and accurate surveys, that cater to the ever-evolving healthcare needs of people in the GCC and support development of a healthier community. Pharma 1 are agents to a growing number of pharmaceutical companies, with a variety of commercial products and medications in process with the Ministry of Health. Learn more at https://pharma1ds.com/.

Forward-Looking Statements

This press release includes “forward-looking statements,” within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding anticipated regulatory filings and approvals and timing thereof, anticipated demand for hormone-free, on demand contraception in the territory, and anticipated timing to close the contemplated Aditxt transaction. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements are disclosed in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 27, 2024, Quarterly Report on Form 10-Q for the three months ended March 31, 2024 filed with the SEC on May 15, 2024, and any subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

Contact

Amy Raskopf

Evofem Biosciences, Inc.

araskopf@evofem.com

(917) 673-5775